Exhibit 10.1

Execution Copy

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

AMONG

ABRAXAS PETROLEUM CORPORATION

ABRAXAS GENERAL PARTNER, LLC,

ABRAXAS ENERGY PARTNERS, L.P.,

ABRAXAS ENERGY INVESTMENTS, LLC

AND

ABRAXAS OPERATING, LLC

May 25, 2007

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement, dated as of May 25, 2007, is entered into by and among Abraxas Petroleum Corporation, a Nevada corporation (“APC”), Abraxas General Partner, LLC, a Delaware limited liability company (the “General Partner”), Abraxas Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Abraxas Energy Investments, LLC, a Texas limited liability company (“Investments”), and Abraxas Operating, LLC, a Texas limited liability company (the “Operating LLC”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.

RECITALS

A.           APC, Investments and the General Partner have caused the Partnership to be formed pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) for the purpose of engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act;

B.           In order to accomplish the objectives and purposes in the preceding recital, each of the following actions has been taken prior to the date hereof:

1.

APC formed the General Partner under the terms of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and contributed an aggregate of $20 to the General Partner in exchange for all of the membership interests of the General Partner.

2.

APC formed Investments under the terms of the Texas Business Organizations Code (the “TBOC”), and contributed an aggregate of $980 to Investments in exchange for all of the membership interests of Investments.

3.

APC formed Operating LLC under the terms of the TBOC and contributed an aggregate of $1,000 to Operating LLC in exchange for all of the membership interests of Operating LLC (the “Operating LLC Interests”).

4.

The General Partner and Investments formed the Partnership under the terms of the Delaware LP Act and (a) the General Partner contributed, as an initial capital contribution, $20 to the Partnership in exchange for 1 General Partner Unit of the Partnership (the “Initial GP Unit”), and (b) Investments contributed, as an initial capital contribution, $980 to the Partnership in exchange for 1 Common Unit of the Partnership (the “Initial LP Unit”).

5.	The General Partner, Investments, Operating LLC and the Partnership became Subsidiary Guarantors pursuant to the terms of the Indenture.

6.	APC, all of the Subsidiary Guarantors named in the Indenture, the General Partner, Investments, Operating LLC and the Partnership executed and delivered the Assumption and Indemnification Agreement.

C.           Concurrently with the consummation of the transactions contemplated hereby and by the Assignment, each of the following actions shall occur in the order specified in Section 2.12:

1.

APC will contribute, as an additional capital contribution, all of its right, title and interest in and to the Assets, subject to the Permitted Liens, to Operating LLC in exchange for its continued ownership of all of the Operating LLC Interests and the right to be reimbursed the Preformation Expenditures.

2.

APC will contribute, as an additional capital contribution, all of its right, title and interest in and to (a) 2.0% of the Operating LLC Interests, subject to the Existing Liens, to the General Partner, and (b) 98.0% of the Operating LLC Interests, subject to the Existing Liens, to Investments.

3.

The General Partner will contribute, as an additional capital contribution, all of its right, title and interest in and to the Operating LLC Interests owned by it, subject to the Existing Liens, to the Partnership in exchange for 227,231 General Partner Units of the Partnership, which, together with the Initial GP Unit, represent a 2.0% General Partner Interest in the Partnership.

4.

Investments will contribute, as an additional capital contribution, all of its right, title and interest in and to the Operating LLC Interests owned by it, subject to the Existing Liens, to the Partnership in exchange for 5,131,958 Common Units of the Partnership, which, together with the Initial LP Unit, represent a 45.2% Limited Partner Interest in the Partnership.

5.

In connection with the Partnership’s private placement of Common Units (the “Offering”), the Initial Private Purchasers, pursuant to the terms of the Purchase Agreement, will contribute, as capital contributions, $100,000,000 in cash to the Partnership in exchange for 6,002,408 Common Units of the Partnership, representing, in the aggregate, a 52.8% Limited Partner Interest in the Partnership.

6.	The Partnership will enter into a $150,000,000 revolving credit facility with Société Générale as Administrative Agent and Issuing Lender (the “Revolving Credit Facility”).
7.

The proceeds of the Offering and the Revolving Credit Facility will, to the extent necessary, be applied by the Partnership to (a) pay up to eighty percent (80%) of all organization, syndication and transaction costs and expenses incurred or assumed by the Partnership and APC in connection with all of the transactions contemplated by this Agreement, the Purchase Agreement and the Partnership Agreement (including, without limitation, the fee of the placement agent and loan commitment and origination costs, expenses and fees and certain hedging costs) and the transactions contemplated hereby and thereby, which costs, fees and expenses are estimated to be $10,245,000 in the aggregate, and (b) refinance, pay-off and retire the Existing Indebtedness to the extent assumed hereby by the Partnership and Operating LLC and reimburse APC for certain Preformation Expenditures, which amount is estimated to be $147,255,000.

8.	The organizational documents of the Parties shall be amended and restated as necessary to reflect the matters set forth above and as otherwise contemplated by this Agreement.

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms.

The following defined terms shall have the meanings given below:

“Agreement” means this Contribution, Conveyance and Assumption Agreement.

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“APC” has the meaning set forth in the opening paragraph of this Agreement.

“Assets” means the assets listed on Exhibit A hereto and as described in the Assignment with respect thereto.

“Assignment” means one or more Assignment and Assumption Agreement and Bill of Sale substantially in the form attached as Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.8.

“Assumption and Indemnification Agreement” means that certain Assumption and Indemnification Agreement dated as of May 22, 2007 by and among APC, the Subsidiary Guarantors named in the Indenture, the General Partner, Investments, Operating LLC and the Partnership.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” means the Conflicts Committee of the General Partner.

“Defensible Title” to an Asset means such title of the Operating LLC that, that (i) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all of the facts and their legal bearing, would be willing to accept and pay full value for the Asset; (ii) is deducible of record from the records of the applicable county; (iii) as to each of the leases, units or wells described in Exhibit A, entitles or obligates Operating LLC, as APC’s successor in title, to receive not less than the Net Revenue Interest of production and bear not greater than the Working Interest share of costs and expenses with respect to such leases, units or well in Exhibit A; and (iv) is free and clear of Liens and material encumbrances and defects, except for Permitted Liens.

“Delaware LLC Act” has the meaning set forth in the Recitals of this Agreement.

“Delaware LP Act” has the meaning set forth in the Recitals of this Agreement.

“Effective Date” means May 25, 2007.

“Effective Time” means 12:01 a.m. San Antonio, Texas time onMay 25, 2007.

“Environmental Laws” has the meaning set forth in the Omnibus Agreement.

“Existing Credit Facility” means that certain Loan Agreement, dated as of October 28, 2004, by and among APC, the subsidiaries of APC signatory thereto, the lenders signatory thereto and Wells Fargo Foothill, Inc., as the Arranger and the Administrative Agent, as amended.

“Existing Indebtedness” means APC’s payment obligations and indebtedness under the Senior Notes and the Existing Credit Facility.

“Existing Liens” shall mean the Liens granted pursuant to the Indenture and the Existing Credit Facility.

“General Partner” has the meaning set forth in the opening paragraph of this Agreement.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Units” has the meaning set forth in the Partnership Agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

“Guarantors” shall have the meaning set forth in the Existing Credit Facility.

“Indemnified Party” means either the Partnership Group or APC, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article III.

“Indemnifying Party” means either the Partnership Group or APC, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article III.

“Initial GP Unit” has the meaning set forth in the Recitals of this Agreement.

“Initial LP Unit” has the meaning set forth in the Recitals of this Agreement.

“Initial Private Purchasers” means each Person named as a purchaser in the Purchase Agreement who purchases Common Units pursuant thereto.

“Indenture” means that certain Indenture dated as of October 28, 2004 among APC, the Subsidiary Guarantors named therein and U.S. Bank National Association as Trustee, as amended and supplemented.

“Investments” has the meaning set forth in the opening paragraph of this Agreement.

“Laws” has the meaning set forth in the Omnibus Agreement.

“Liens” means mortgages, charges, pledges, liens (statutory or other), security interests, hypothecations, assignments for security, claims, or preferences or priorities or other encumbrances or similar agreements or preferential agreements of any kind or nature whatsoever serving to provide security for any obligations whether or not filed, recorded or otherwise perfected under applicable law upon or with respect to any kind of property or asset, whether real, personal or mixed, or tangible or intangible, and any right-of-way, easement, encroachment, burden, restriction, or encumbrance of any kind.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Losses” shall have the meaning set forth in Section 3.1.

“Net Revenue Interest” (expressed in a percentage) means the proportionate share of the production of oil, gas and other hydrocarbons produced from an oil, gas and mineral lease, well or unit, as the case may be, to which the Operating LLC is entitled after deduction of all royalties, overriding royalty interests, production payments and other burdens on or payments out of production.

“Offering” has the meaning set forth in the Recitals of this Agreement.

“Omnibus Agreement” means the Omnibus Agreement dated as of the date hereof, among APC, the General Partner, Operating LLC and the Partnership.

“Operating LLC” has the meaning set forth in the opening paragraph of this Agreement.

“Operating LLC Interests” has the meaning set forth in the Recitals of this Agreement.

“Ordinary Course of Business” means an action taken by a Person if that action: (a)   is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c)  is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Partnership” has the meaning set forth in the opening paragraph of this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.

“Partnership Group” means the General Partner, the Partnership, Investments, the Operating LLC and all of their respective Subsidiaries.

“Permitted Liens” means:

(i)           Liens for Taxes that are not yet delinquent or which are being contested in good faith;

(ii)          normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Properties which Liens do not secure amounts past due;

(iii)         any prohibitions or restrictions similar to those contained in Article VIII.D of the A.A.P.L. Form 610 1982 Model Form Operating Agreement and any contribution obligations under provisions similar to Article VII.B of such Model Form Operating Agreement;

(iv)         mechanic’s and materialmen’s Liens relating to the Assets, which obligations are not yet due;

(v)          Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and that do not materially adversely affect the value of any Asset encumbered thereby if the net cumulative effect of the foregoing does not operate to reduce the Net Revenue Interests of any of the Assets to less than the Net Revenue Interest set forth in Exhibit A or increase the Working Interest of any of the Properties to more than the Working Interest set forth in Exhibit A;

(vi)         all licenses, rights of way and other similar contracts, approvals and consents required to be obtained from Governmental Entities that are lessors under leases forming a part of the Assets (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing if the net cumulative effect of such licenses, rights of way and other similar contracts, approvals and consents does not operate to reduce the Net Revenue Interests of any of the Assets to less than the Net Revenue Interest set forth in Exhibit A or increase the Working Interest of any of the Properties to more than the Working Interest set forth in Exhibit A;

(vii)       conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

(viii)      lessors’ royalties, overriding royalties, other royalty interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests of any of the Assets to less than the Net Revenue Interest set forth in Exhibit A;

(ix)         the terms and conditions of any leases identified on Exhibit A if the net cumulative effect of such terms and conditions does not operate to reduce the Net Revenue Interests of any of the Assets to less than the Net Revenue Interest set forth in Exhibit A or increase the Working Interest of any of the Assets to more than the Working Interest set forth in Exhibit A;

(x)          easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements, and rights-of-way, on, over or in respect of any of the Assets to the extent that they do not interfere with the operation of the Assets as they were being operated as of the Effective Time; and

(xi)	Existing Liens.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preformation Expenditures” means capital expenditures incurred by APC with respect to the Assets prior to the Effective Time and organization and syndication costs incurred in connection with the transactions contemplated by this Agreement, the Purchase Agreement and the Partnership Agreement, all as defined in Treas. Reg. § 1.707-4(d).

“Purchase Agreement” means that certain Purchase Agreement dated as of the date hereof among the Partnership and the Initial Private Purchasers signatories thereto.

“Reserved and Excluded Properties” has the meaning set forth in the Assignment.

“Retained Liabilities” has the meaning set forth in Section 2.9.

“Revolving Credit Facility” has the meaning set forth in the Recitals to this Agreement.

“Senior Notes” means APC’s $125 million Floating Rate Senior Secured Notes due 2009.

“Subsidiary Guarantors” shall have the meaning set forth in the Indenture.

“Tax” has the meaning set forth in the Omnibus Agreement.

“TBOC” has the meaning set forth in the Recitals to this Agreement.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Working Interest” (expressed in a percentage) shall mean with respect to a particular oil, gas and mineral lease, well, or unit, as the case may be, the Operating LLC’s share of the cost of exploration, development and production of oil, gas and other minerals produced from or attributable to such oil and gas lease, well or unit.

ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Section 2.1 Contribution of Assets by APC to Operating LLC.

APC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Operating LLC, its successors and assigns, for its own use forever, all of APC’s right, title and interest in and to the Assets subject to Permitted Liens, as shall be further evidenced by the execution and delivery of the Assignment, as an additional capital contribution in exchange for (a) all of the Operating LLC Interests, and (b) the right to be reimbursed the Preformation Expenditures, and Operating LLC hereby accepts such capital contribution.

Section 2.2 Contribution of Operating LLC Interests by APC to General Partner.

APC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the General Partner, its successors and assigns, for its own use forever, all of APC’s right, title and interest in and to 2.0% of the Operating LLC Interests owned by APC, subject to the Existing Liens, as an additional capital contribution, and the General Partner hereby accepts such additional capital contribution.

Section 2.3 Contribution of Operating LLC Interests by APC to Investments.

APC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Investments, its successors and assigns, for its own use forever, all of APC’s right, title and interest in and to 98.0% of the Operating LLC Interests owned by APC, subject to the Existing Liens, immediately before the transaction described in Section 2.2, as an additional capital contribution, and Investments hereby accepts such additional capital contribution.

Section 2.4 Contribution of Operating LLC Interests by the General Partner to the Partnership.

The General Partner hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and assigns, for its own use forever, all of the General Partner’s right, title and interest in and to all of the Operating LLC Interests owned by the General Partner, subject to the Existing Liens, as an additional capital contribution, in exchange for 227,231 General Partner Units of the Partnership, which together with the Initial GP Unit represent a 2.0% General Partner Interest in the Partnership. The Partnership hereby accepts and acknowledges receipt of such additional capital contribution.

Section 2.5 Contribution of Operating LLC Interests by Investments to the Partnership.

Investments hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and assigns, for its own use forever, all of its right, title and interest in and to all of the Operating LLC Interests owned by Investments, subject to the Existing Liens, as an additional capital contribution, in exchange for 5,131,958 Common Units of the Partnership, which together with the Initial LP Unit represent a 45.2% Limited Partner Interest in the Partnership. The Partnership hereby accepts and acknowledges receipt of such additional capital contribution.

Section 2.6 Initial Private Purchasers Cash Contributions.

The Parties hereby acknowledge the receipt by the Partnership of cash capital contributions to the Partnership by the Initial Private Purchasers in the gross amount of $100,000,000 in exchange for 6,002,408 Common Units of the Partnership representing, in the aggregate, a 52.8% Limited Partner Interest in the Partnership, and the Partnership hereby accepts and acknowledges receipt of such capital contributions.

Section 2.7 Proceeds from Revolving Credit Facility.

The Parties hereby acknowledge the receipt by the Partnership of $35,000,000 in loan proceeds in connection with a borrowing under the Revolving Credit Facility.

Section 2.8 Assumption of Liabilities.

Upon and after the Effective Time, except for the Retained Liabilities, Operating LLC and the Partnership, jointly and severally, do hereby agree to assume and perform all the rights, duties, obligations and liabilities of ownership and operation of the Assets including, without limitation: (a) all of the liabilities and obligations of APC with respect to or relating in any manner to the Existing Indebtedness; (b) all of the express and implied obligations and covenants first arising at or after the Effective Time under the terms of any leases, contracts, or instruments including, without limitation, orders, to which the Assets are subject; (c) responsibility for all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Assets are subject first arising at or after the Effective Time; (d) responsibility for compliance with all applicable Laws pertaining to the Assets, and the procurement and maintenance of all permits required by public authorities in connection with the Assets at or after the Effective Time; and (e) responsibility for any Taxes (including applicable penalties and interest) for which the Partnership Group has agreed to be responsible pursuant to Section 2.2 of the Omnibus Agreement. The rights, duties, obligations and liabilities assumed by Operating LLC and the Partnership pursuant to this Section 2.8 shall be referred to as the “Assumed Liabilities”.

Section 2.9 Retained Liabilities.

Except for the Assumed Liabilities, and subject to and without limitation of the Partnership Group’s indemnification obligations pursuant to the Omnibus Agreement or hereunder, APC shall retain and remain responsible after the Effective Time for all costs, expenses and liabilities incurred in connection with (i) the ownership or operation of the Assets for all periods before the Effective Time, including, without limitation, (a) all of the express and implied obligations and covenants arising before the Effective Time under the terms of any leases, contracts, or instruments, including without limitation, orders, to which the Assets are subject; (b) responsibility for all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Assets are subject arising before the Effective Time; (c) responsibility for the failure to comply with all applicable Laws (other than Environmental Laws) pertaining to the Assets for all periods before the Effective Time; (d) responsibility for any Taxes (including applicable penalties and interest) for which the Partnership Group has not agreed to be responsible pursuant to Section 2.2 of the Omnibus Agreement; (e) responsibility for Covered Environmental Losses for which APC has agreed to be responsible pursuant to Section 2.1(a) of the Omnibus Agreement; and (f) subject to the limitation set forth in Section 2.3 of the Omnibus Agreement, the condition of the Assets before the Effective Time, and (ii) the Reserved and Excluded Properties. All of the foregoing liabilities retained by APC pursuant to this Section 2.9 shall be referred to as the “Retained Liabilities”.

Section 2.10 Assumption and Payment of Transaction Expenditures.

To the extent not incurred directly by the Partnership, the Partnership hereby assumes and agrees to pay all of the costs, expenses, fees and other liabilities incurred by the Parties (other than the Partnership) that are described in the next succeeding sentence. The Parties hereby acknowledge the payment by the Partnership of an aggregate amount of $10,245,000 in satisfaction of all organization, syndication and transaction costs and expenses incurred or assumed by the Partnership in connection with all of the transactions contemplated by this Agreement, the Purchase Agreement, the Partnership Agreement and all other documents and instruments referenced or contemplated hereby or thereby (including, without limitation, the fee of the placement agent and loan commitment and origination costs, expenses and fees).

Section 2.11 Certain Distributions.

The Parties hereby acknowledge that immediately following the consummation of the preceding transactions described in this Article II, a cash distribution in the aggregate amount of $7,044,064 has been made by the Partnership to the General Partner and Investments, in proportion to their respective interests in the Partnership, and from the General Partner and Investments to APC, all of which is in reimbursement of the Preformation Expenditures.

Section 2.12 Ordering Rules.

Each of the Parties to whom a contribution has been made pursuant to Sections 2.2 through 2.5 hereby agrees to and does, successively, assume the obligation of Operating LLC to reimburse the Preformation Expenditures of APC. Each of the transactions described in Sections 2.1 through 2.3 shall be deemed to have occurred successively, in the order stated. The transactions described in Sections 2.4 through 2.6 shall be deemed to have occurred simultaneously, immediately following consummation of the transactions described in Sections 2.1 through 2.3.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification for Assumed Liabilities. The Partnership Group shall indemnify, defend and hold harmless APC from and against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent (collectively, “Losses”), suffered by APC by reason of, or arising out of, or in connection with, the Assumed Liabilities; provided, that APC shall not be entitled to be indemnified for Losses to the extent caused by gross negligence, bad faith or fraud or willful misconduct of APC or any of its Affiliates (other than the Partnership Group) or for Losses suffered by the APC by reason of, or arising out of, or in connection with, the Retained Liabilities. All indemnification obligations in this Section 3.1 shall terminate on the fourth anniversary of the Effective Date.

Section 3.2 Indemnification for Retained Liabilities. APC shall indemnify, defend and hold harmless the Partnership Group from and against any and all Losses suffered by the Partnership Group by reason of, or arising out of, or in connection with, the Retained Liabilities and from and against any and all Losses suffered or incurred by the Partnership Group by reason of, or arising out of, or in connection with, the failure to convey Defensible Title to the Assets to the Operating LLC subject only to the Permitted Liens; provided that the Partnership Group shall not be entitled to be indemnified for Losses pursuant to this Section 3.2 to the extent caused by gross negligence, bad faith or fraud or willful misconduct of any member of the Partnership Group, other than any member of the Partnership Group that is controlled by APC.

Section 3.3 Indemnification Procedures.

(a)          The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that (i) the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement) and (ii) the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party unless and to the extent the Indemnifying Party did not otherwise learn of such action and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses.

(b)          The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party (with the concurrence of the Conflicts

Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c)          The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)          In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) the amount of tax benefits received by the Indemnified Party with respect to such loss, cost, damage or expense and (iii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

ARTICLE IV

TITLE MATTERS

Section 4.1 Encumbrances.

(a)

Except to the extent provided in any other document executed in connection with this Agreement or the Offering, the contribution and conveyance (by operation of law or otherwise) of the Assets pursuant to this Agreement are made expressly subject to all Permitted Liens and the Existing Liens to the extent the same are valid and enforceable and affect the Assets.

(b)	To the extent that certain jurisdictions in which the Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the provisions set forth in Section 4.1(a) immediately above shall also be applicable to the conveyances under such documents.

Section 4.2 Disclaimer of Warranties; Subrogation.

(a)

EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY OR INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE ASSETS, (B) THE INCOME TO BE DERIVED FROM THE ASSETS, (C) THE SUITABILITY OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS HAD THE OPPORTUNITY TO INSPECT THE RESPECTIVE ASSETS, AND EACH IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE RESPECTIVE ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ASSETS ARE CONTRIBUTED AND CONVEYED SUBJECT TO ALL OF

THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH CONTRIBUTION AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING.

(b)

The contributions of the Assets made under this Agreement are made with full rights of substitution and subrogation of the respective Parties receiving such contributions, and all persons claiming by, through and under such Parties, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the Parties contributing the Assets, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets.

(c)

Each of the Parties agrees that the disclaimers contained in this Section 4.2 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “contribute,” “distribute,” “convey,” “bargain,” “assign,” “transfer,” “deliver” or “set over” or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived or negated.

(d)	Each of the Parties hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

ARTICLE V

FURTHER ASSURANCES; ELLENBURGER MATTERS

Section 5.1 Further Assurance.

From time to time after the date hereof, and without any further consideration the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.

Section 5.2 Ellenburger Matters.

APC agrees that neither it nor any of its successors or assigns will complete, or participate in the completion of, a well in the Ellenburger formation within the same fault block within which the Devon Energy Production G. T. Hall 31-1 well is completed. The Devon Energy Production G. T. Hall 31-1 well is located 660’ FSEL in Section 31, S.F. #7688, L.F. Freeman, Original Grantee, Ward County, Texas. The Ellenburger formation being the stratigraphic equivalent to 15.906’ – 15,252’ from the Compensation Neutron Log of the Tenneco Oil Co. Hall 31-1.

ARTICLE VI

EFFECTIVE TIME

Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II or Article III of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article II and Article III of this Agreement shall be effective and operative without further action by any Party.

ARTICLE VII

MISCELLANEOUS

Section 7.1Costs.

Except as provided in the Omnibus Agreement (with respect to indemnification for certain liabilities, including certain Tax payments), the Partnership shall pay all expenses, fees and costs, including sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, the Partnership shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery by APC pursuant to its obligations under Article V of this Agreement.

Section 7.2 Headings; References; Interpretation.

All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation.”

Section 7.3 Successors and Assigns.

The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.4 No Third Party Rights.

The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.5 Counterparts.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

Section 7.6 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.

Section 7.7 Severability.

If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 7.8 Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

Section 7.9 Integration.

This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This document and such instruments contain the entire understanding of the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 7.10 Bill of Sale; Assignment.

To the extent required and permitted by applicable law, this Agreement shall also constitute a “bill of sale” or “assignment” of the assets and interests referenced herein; provided that in such event, as regards the Assets, any conflict between this Agreement and the Assignment shall be construed in favor of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

APC

ABRAXAS PETROLEUM CORPORATION

By:	/s/ Chris E. Williford

Name: Chris E. Williford

Title: Executive Vice President, Chief Financial

Officer and Treasurer

GENERAL PARTNER

ABRAXAS GENERAL PARTNER, LLC

By:	/s/ Barbara M. Stuckey

Name: Barbara M. Stuckey

Title: President and Chief Operating Officer

PARTNERSHIP

ABRAXAS ENERGY PARTNERS, L.P.

By: Abraxas General Partner, LLC,

its General Partner

By:	/s/ Barbara M. Stuckey

Name: Barbara M. Stuckey

Title: President and Chief Operating Officer

INVESTMENTS

ABRAXAS ENERGY INVESTMENTS, LLC

By:	/s/ Barbara M. Stuckey

Name: Barbara M. Stuckey

Title: President and Chief Operating Officer

[Signature Page to Contribution. Agreement]

OPERATING LLC

ABRAXAS OPERATING, LLC

By:	/s/ Barbara M. Stuckey

Name: Barbara M. Stuckey

Title: President and Chief Operating Officer

[Signature Page to Contribution. Agreement]